Exhibit 99.1

January 14 at 9:30AM EST

Air Industries Group Announces Long-Term, Five Year, Agreement with Potential Sales in Excess of Approximately $60 Million

Bay Shore, NY -- (Business Wire) – January 14, 2020 – Air Industries Group (NYSE AMEX: AIRI):

Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, is pleased to announce that it has received a significant new Long-Term Agreement (LTA or Agreement) through its subsidiary Air Industries Machining Corporation (AIM). This five-year LTA is for “Thrust Struts,” a critical component of the Pratt & Whitney Geared-Turbo-Fan (“GTF”) jet engine. The GTF powers the Airbus A-220 (formerly the Bombardier C-Series), the Mitsubishi MRJ, and the Embraer E-2 commercial airliners.

Based on the OEM’s forecast, the contract could generate potential sales of approximately $ 61.7 Million over the five-year term. As is customary with LTA contracts, Air Industries expects to receive sequential firm orders for delivery of product against the Agreement.

Mr. Lou Melluzzo, CEO of Air Industries, commented: This Agreement marks a milestone for Air Industries Machining. It is one of the largest single contracts the company has ever received, and from our largest customer. In 2014, AIM developed and engineered the manufacturing processes for this product, and has been producing it for the past five-years. Since the Geared Turbo-Fan engine entered into service, we have produced over 1,200 Thrust Struts. This new contract is a follow-on renewal of the original five-year contract. With production of the GTF accelerating, our customer is forecasting a significant increase in demand over the next five years. We expect to start shipping this product beginning in the second half of this year.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of complex machined products including landing gear, flight control, and jet turbine components for leading aerospace and defense prime contractors.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the receipt of firm orders subsequent to LTAs, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

631.328.7078

ir@airindustriesgroup.com

1460 Fifth Avenue :Bay shore, ny 11706-4147